Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Citizens Community Bancorp, Inc. and Subsidiary of our report dated December 13, 2017, relating to the consolidated financial statements, which appears in the annual report on Form 10-K for the year ended September 30, 2017.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, MN
March 30, 2018